Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT ENTERS INTO AGREEMENT WITH AMNEAL PHARMACEUTICALS FOR LEVOTHYROXINE

—Lannett Locks in $50 Million of Gross Profit for 16-Week Period—

Philadelphia, PA — November 12, 2018 — Lannett Company, Inc. (NYSE: LCI) today announced that it has entered into an agreement with Amneal Pharmaceuticals, Inc. (Amneal) with regard to Levothyroxine Sodium Tablets USP.  Under the agreement, Amneal will be Lannett’s sole customer for Levothyroxine Sodium beginning December 1, 2018 through March 23, 2019, and will re-sell the products to its customers.  Lannett will receive an upfront payment of $50 million, other terms of the transaction were not disclosed.

As previously announced, Lannett’s distribution agreement with Jerome Stevens Pharmaceuticals (JSP), which includes Levothyroxine Sodium Tablets USP, expires on March 23, 2019 and will not be renewed.

“This agreement benefits all parties, including and importantly patients and customers who can be assured of a definitive transition and supply plan for this important medication,” said Tim Crew, chief executive officer of Lannett.  “For Lannett, this transaction guarantees $50 million of gross profit, which exceeded our previous projections for the 16 week period.”

Crew said that the agreement allows Lannett to continue to recognize revenue and EBITDA for the remainder of the JSP contract term.  Lannett will continue to distribute the two other products in its distribution agreement with JSP, Butalbital, Aspirin, Caffeine with Codeine Phosphate Capsules USP and Digoxin Tablets USP, through March 23, 2019.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statement, including, but not limited to, the company receiving an upfront payment of $50 million, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time, including the prospectus supplement related to the proposed offering to be filed with the SEC.  These forward-looking statements represent the Company’s judgment as of the date of this news release.  The Company disclaims any intent or obligation to update these forward-looking statements.

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